FOR IMMEDIATE RELEASE
A. SCHULMAN INC. DECLARES REGULAR CASH DIVIDEND
AKRON, Ohio – April 5, 2006 – The Board of Directors of A. Schulman Inc.
(Nasdaq: SHLM) today declared a regular cash dividend of $0.145 per common share, payable May 3, 2006, to shareholders of record on April 21, 2006.
About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 15 manufacturing facilities in North America, Europe and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2005, were approximately $1.43 billion. Additional information about A. Schulman can be found at www.aschulman.com.
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3550 WEST MARKET STREET . AKRON, OH 44333 U.S.A. . TELEPHONE 330/666-3751